PURCHASE AGREEMENT

This Purchase Agreement ("Agreement"), dated as of September 10, 2021, is by and between, a Ingenius Biotech S.L. Spain corporation("Seller"), and ST Biosciences LTD., a UK entity ("Buyer" and together with Seller, each a "Party" and jointly, the "Parties").

RECITALS:

A. Seller is engaged in the business of developing certain proprietary MIOXAL (the "Products"); and

B. Seller desires to sell, transfer and assign to the Buyer, and Buyer desires to purchase from Seller, the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" means, with respect to any Person, any other Person that, at the time such determination is being made, controls, is controlled by or is under common control with such Person (and for this purpose, the term "control" means the power to direct, or cause the direction of, the management or policies of a Person (directly or indirectly), whether through ownership of voting rights or securities, by contract or otherwise (and the terms "controlling" and "controlled" have meanings correlative to the foregoing)).

"Ancillary Agreements" means the Escrow Agreement, the Patent Assignments, the Security Agreement, and the other agreements, instruments and documents required to be delivered at the Closing (or thereafter to effect the transfer of the Transferred Assets).

"Assigned Intellectual Property" means the Assigned Patents and the Assigned Know-How.

"Board" means Seller's Board of Directors.

"Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A. are authorized or required by Law to remain closed.

"Confidential Information" has the meaning set forth in the Confidentiality Agreement.

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of March 8, 2021, by and between Seller and an Affiliate of Buyer and for which Buyer hereby agrees to be bound.

"DEA" means the U.S. Drug Enforcement Administration.

"Encumbrance" means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge, license, covenant or encumbrance of any nature whatsoever.

"Equipment" means Seller's R&D equipment used to develop the Products and located at the Research Facility.

"Escrow Agreement" means that certain Escrow Agreement by and among the Escrow Agent, Seller and Buyer, dated as of the date hereof.

"Exhibits" means, collectively, the Exhibits referred to throughout this Agreement.

"FDA" means the U.S. Food and Drug Administration and any successor thereto.

"Governmental Entity" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

"Intellectual Property" means all right, title and interest in or relating to intellectual property, including: (i) Patent Rights; (ii) trademarks, service marks, trade dress and trade names whether registered or unregistered, together with any registrations and applications for registration thereof and social media handles associated therewith, and the goodwill associated therewith; (iii) all internet domain names and social media accounts; (iv) all works of authorship, copyrights, database and design rights, mask work rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof, and software and databases related thereto; and (v) Know-How.

"Inventory" means Seller's cannabinoid inventory located at the Research Facility.

"Joint Written Instructions" means written instructions executed by Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto.

"Know-How" means all technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and trademarks, service marks, trade dress and trade names.

"Law" means any law, judgment, Order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

"Losses" means any and all damages, liabilities, losses, claims, judgments, penalties, costs and expenses (including reasonable and documented legal fees and expenses actually incurred in investigating and/or prosecuting any claim for indemnification), *provided, however*, that "Losses" shall not include incidental, consequential, special, punitive or indirect damages, except to the extent actually awarded to a Governmental Entity or other third party.

"Material Adverse Effect" means any event, occurrence, development, circumstance, change, effect, condition or state of facts that has had or would reasonably be expected to have a materially adverse effect on (as applicable): (i) the Transferred Assets taken as a whole; or (ii) the ability of Seller to consummate the Transactions; provided, however, that a Material Adverse Effect will not include: (A) changes in economic or political conditions or any changes in financial, banking or securities markets in general; (B) changes generally applicable to the pharma or healthcare industry; (C) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (D) any natural or man-made disaster

or acts of God or epidemics, pandemics, disease outbreaks, or other public health emergencies; (E) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (F) the announcement, pendency or completion of the Transactions; (G) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; or (H) actions taken by Buyer or its Affiliates; provided, however, that any event, occurrence, development, circumstance, change, effect, condition or fact referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, circumstance, change, effect, condition or fact has a materially disproportionate effect on the Transferred Assets, taken as a whole, as compared to the effects on other participants in the same industry as the development of the Products.

"Milestone Event" means the FDA having granted to Buyer orphan drug designation status for one of its Products for the treatment of pediatric ulcerative colitis.

"Milestone Payment" means the sum of $40,000,000 U.S. dollars.

"Order" means any order, judgment, injunction, restraint, ruling, writ, award or decree of any Governmental Entity.

"Outside Date" means the date immediately following the day on which Seller holds a shareholder meeting to obtain the Requisite Vote, or such other date as is mutually agreed upon by Buyer and Seller in writing.

"Patent Assignments" means the patent assignment pursuant to which Seller assigns to Buyer the Assigned Patents, substantially in the form attached hereto as Exhibit A.

"Patent Rights" means all issued patents and pending patent applications, including any provisional, continuation, divisional, continuation-in-part application, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, counterpart, registration or confirmation of or related to any such patent or patent application, as each of the foregoing may exist anywhere in the world.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

"Proceeding" means any civil, criminal, judicial, administrative or arbitral action, suit, hearing, litigation, proceeding (public or private), claim or investigation by or before a Governmental Entity.

"Research Facility" means Seller's research facility located at Av. Maria Zambrano,31,Edf. WTCZ Tº Oeste, Pltª 15, 50018, Zaragoza, España

""""Schedules" means, collectively, the Schedules referred to throughout this Agreement.

"Security Agreement" means the intellectual property security agreement to be entered into between Buyer and Seller at Closing to secure Buyer's obligation to pay the deferred portion of the Purchase Price, substantially in the form attached hereto as Exhibit B.

"Tax(es)" means all federal, state, local and foreign taxes and other assessments in the nature of taxes, including all interest, penalties and additions with respect thereto.

"Transactions" the transactions contemplated by this Agreement and the Ancillary Agreements.

The following terms have the meanings set forth in the location in this Agreement referenced below.

Action	Section 9.2
Agreement	Preamble
Assigned Know-How	Section 2.2
Assigned Patents	Section 2.1
Assigned Patent Files	Section 2.1
Board Recommendation	Section 5.4
Buyer	Preamble
Buyer Closing Certificate	Section 8.3(d)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Date Consideration	Section 3.2
Escrow Agent	Section 3.1
Escrowed Funds	Section 3.1
Excluded Assets	Section 2
Indemnified Party	Section 9.2
Indemnifying Party	Section 9.2
Party	Preamble
Products	Recitals
Purchase Price	Section 3.1
Requisite Vote	Section 5.2
Seller	Preamble
Seller Closing Certificate	Section 8.2(d)
Transfer Taxes	Section 3.3
Transferred Assets	Section 2

2. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances (other than Encumbrances arising from the Security Agreement), all of Seller's right, title and interest in, to the Transferred Assets. The term "Transferred Assets" means only the following assets and rights of Seller:

2.1. the Patent Rights listed on Schedule 2.1 (the "Assigned Patents"), and Seller's right, title and interest in and to all patent files, correspondence, opinions, studies, search results and documentation that are in Seller's possession or control as of immediately prior to the Closing related to such Patent Rights (the "Assigned Patent Files"); and

2.2. any and all of Seller's Know-How that is exclusively related to the Assigned Patents as of immediately prior to the Closing (the "Assigned Know-How"); and

2.3. Subject to Section 7.1, the Research Facility Assets.

Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any other assets or rights, including any Intellectual Property (other than the Assigned Intellectual Property) owned by or licensed to Seller (such excluded assets, the "Excluded Assets").

3. Purchase Price; Payment.

3.1. Purchase Price. Upon the terms and subject to the conditions contained herein, Buyer shall pay to Seller in consideration for the Transferred Assets an amount equal to the sum of forty million U.S. dollars ($40,000,000), through Milestone Payments, if any (the "Purchase Price"). Pursuant to the terms of the Agreement, Buyer will wire the sum of One hundred and seventy five thousand U.S. dollars ($175,000) by wire transfer of immediately available funds delivered to Seller, in accordance with the provisions of this Agreement.

3.2. Payment. Buyer shall pay the Purchase Price to Seller as follows: (a) One hundred and seventy five thousand U.S. dollars ($175,000) at the Closing (the "Closing Date Consideration"), (b) three hundred and fifty thousand U.S. dollars ($350,000) on September 24th, 2021, (c) One million and five hundred thousand U.S. dollars ($1,500,000) on January 15th, 2022, and (d) One million and five hundred thousand US dollars ($1,500,000) on April 15th 2022. A ($3,500,000) Milestone Payment within thirty Business Days following the occurrence of the Milestone Event, but in no event earlier than December 1, 2021; provided that if the Milestone Event does not occur on or before January 15, 2022, then the Milestone Payment will be forfeited and never owed. The milestone being a signed sales agreement with Alliance to distribute Mioxal through out Europe. The seller will receive three tranches of stock: year one after 12 months from execution of this document four million dollars worth of the Pubco stock, Year two will be 5 million of Pubco Stock and year three will be 6 million of pubco stock. The balance to be paid out of an earn out in sales where the seller receives an 8% royalty until the balance is done. All payments to Seller hereunder will be made by wire transfer of in immediately available funds to an account or accounts designated by Seller in writing to Buyer at least one Business Day before payment is due. If Buyer fails

to pay any installment of the Purchase Price on or before the date it is due, then the buyer has 30 days to remedy the default before legal actions to ensue.

3.3. Transfer Taxes. Buyer shall pay any transfer, sales, use, documentary, filing, recording, value added, stamp, registration and similar Taxes payable in connection with the Transactions ("Transfer Taxes"). Buyer shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

4. Closing.

4.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the "Closing") shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the day on which all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date". The Closing will be deemed to occur as of 12:01 A.M., New York, New York, U.S.A. time on the Closing Date.

4.2. Closing Deliveries. At the Closing,

(a) Buyer shall deliver the Closing Date Consideration;

(b) Buyer shall execute and deliver to Seller, dated as of the Closing Date: (i) counterparts to each of the Ancillary Agreements to which it is a party; (ii) the Buyer Closing Certificate; and (iii) the Joint Written Instructions directing the Escrow Agent to deliver to Seller the Escrowed Funds in accordance with Section 3.1;

(c) Seller shall execute and deliver to the Buyer, dated as of the Closing Date: (i) counterparts to each of the Ancillary Agreements to which it is a party; (ii) the Seller Closing Certificate; and (iii) the Joint Written Instructions directing the Escrow Agent to deliver to Seller the Escrowed Funds in accordance with Section 3.1; and

(d) Seller shall make available to the Buyer the Assigned Patent Files; provided that Seller may retain copies of the Assigned Patent Files for its compliance records.

5. Seller's Representations and Warranties.

5.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Spain and has all necessary corporate power and authority to own and operate the Transferred Assets and to carry on its business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Transferred Assets or the operation its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

5.2. Authority of Seller. Seller has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which Seller is a party, to carry out its obligations hereunder and thereunder, and, subject to, in the case of the consummation of the Transactions, approval of this Agreement and the Ancillary Agreements to which Seller is a party by the affirmative vote or consent of the holders of a majority of the outstanding

shares of Seller's common stock (the "Requisite Vote"), to consummate the Transactions. The execution and delivery by Seller of this Agreement and any other Ancillary Agreement to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are for the foregoing, subject only, in the case of consummation of the Transactions, to the receipt of the Requisite Vote. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. When each other Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

5.3. Consents; No Conflict. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Seller of the Transactions, do not and will not (a) subject to obtaining the Requisite Vote, conflict with, or result in any violation or breach of, any provision of Seller's Certificate of Incorporation or Bylaws or other similar organizational documents, (b) assuming the Requisite Vote is obtained, result in a violation or breach of any provision of any Law applicable to Seller; or (c) other than the Research Facility Consents, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any contract, agreement or instrument to which Seller is a party; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Ancillary Documents and the consummation of the Transactions, except for filing the Patent Assignments, and except such consents, approvals, Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

5.4. Board Approval. The Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified, has: (a) determined that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Seller and Seller's stockholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance hereof, and the consummation of the Transactions; (c) directed that this Agreement be submitted to a vote of Sellers's stockholders for adoption at a special meeting of the stockholders of Seller to be held to consider the adoption of this Agreement; and (d) resolved to recommend that Seller's stockholders vote in favor of adoption of this Agreement in accordance with applicable Law (collectively, the "Board Recommendation").

5.5. Title. Seller is the sole and exclusive owner of, and has good and valid title to each of the Transferred Assets, and all Transferred Assets are free of all Encumbrances (other than Encumbrances arising from the Security Agreement). At the Closing, Seller shall transfer and deliver to the Buyer good and valid title to each of the Transferred Assets free and clear of all Encumbrances (other than Encumbrances arising from the Security Agreement).

5.6. Compliance with Law. Seller is in compliance with all Laws applicable to the ownership and use of the Transferred Assets.

5.7. Proceedings. No Proceeding is pending or, to Seller's knowledge, threatened against Seller or any relating to or affecting the Transferred Assets, which if determined adversely to Seller would result in a Material Adverse Effect, or that challenge or seek to prevent, enjoin or otherwise delay the Transactions. There are no unsatisfied material judgments or outstanding Orders against any of the Transferred Assets or against Seller with respect to the Products.

5.8. Intellectual Property.

(a) A complete list of the Assigned Patents is set forth on Schedule 2.1, including the title, the inventors' names, the patent number or serial number (as applicable), the filing date or issue date, the country in which the relevant patent has been issued or applied for.

(b) The Assigned Intellectual Property includes all Intellectual Property that Seller owns or purports to own related Products.

(c) Each Assigned Patent has been prosecuted in compliance with the rules and processes of the United Kingdom Patent and Trademark Office (or the equivalent rules or processes of any other applicable patent authority anywhere in the world).

(d) All listed inventors in the patents included in the Assigned Patents are the sole inventors of such patents and inventions disclosed therein, including as the term "inventor" is defined and interpreted under United Kingdom patent law or patent laws of other relevant jurisdictions, and all inventors of any inventions claimed or covered by any of the Assigned Patents has each assigned or is under an obligation to assign such Person's entire right, title and interest in and to any and all Intellectual Property related thereto to Seller;

(e) None of the Assigned Patents has ever been found invalid or unenforceable for any reason in any Proceeding, Seller has not received any notice or information of any kind from any source suggesting that any of the Assigned Patents may be invalid or unenforceable, and to Seller's knowledge, none of the Assigned Patents is invalid or unenforceable.

(f) The Assigned Patent Files represent all material records and files of Seller, its counsel and agents that are related to the Assigned Patents with respect to the acquisition, prosecution, registration, reissuance, enforcement, defense, and maintenance of the Assigned Patents.

(g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will impair the right of Buyer to use, possess, sell, license or dispose of any of the Transferred Assets, and there are no royalties, fees or other payments payable by Seller to any third party by reason of the ownership, use, possession, license, sale, or disposition of any the Transferred Assets.

5.9. Brokers. Except for a transaction fee payable to DelMorgan & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreements based upon arrangements made by or on behalf of Seller.

5.10. No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Transferred Assets furnished or made available to

Buyer and its directors, managers, officers, employees, agents or advisors (including any information, documents or material delivered to Buyer in any other form in expectation of the Transactions) or as to the future revenue, profitability or success related to the Transferred Assets, or any representation or warranty arising from statute or otherwise in law.

6. Buyer's Representations and Warranties.

6.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of UK..

6.2. Authority of Buyer. Buyer has all necessary company power and authority to enter into this Agreement and the other Ancillary Agreements to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by all requisite company action on the part of Buyer, and no other company proceedings on the part of Buyer are necessary for the foregoing. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. When each other Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

6.3. Consents; No Conflict. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Buyer of the Transactions, do not and will not (a) conflict with, or result in any violation or breach of, any provision of Buyer's organizational documents, (b) result in a violation or breach of any provision of any Law applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any contract, agreement or instrument to which Buyer is a party; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the Transactions. No consent, approval, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the other Ancillary Documents and the consummation of the Transactions, except for such consents, approvals, Order, declarations, filings or notices that would not have a material adverse effect on Buyer's ability to consummate the Transactions.

6.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Buyer.

6.5. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.

6.6. Solvency. Immediately after giving effect to the Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount

of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

6.7. Legal Proceedings. There are no Proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

6.8. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article V of this Agreement (including related portions of the Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Transferred Assets or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Schedules).

7. Covenants.

7.1. Consents. Each Party will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals from each Governmental Entity and non-Governmental Entity that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. If Seller has not obtained the Research Facility Consents by the Closing, Seller will continue to use its reasonable best efforts to obtain the Research Facility Consents for a period of ninety days from and after the Closing and Buyer will cooperate in good faith with Seller in connection therewith, including providing such financial and other information as may be reasonably required to obtain the Research Facility Consents. If the Research Facility Consents are not obtained before the expiration of such ninety-day period, Seller will retain the Research Facility Assets, which for all purposes hereunder will be deemed to be Excluded Assets. If the Research Facility Consents are obtained before the expiration of such ninety day-period, then the Research Facility Assets will remain part of the Transferred Assets but will only be conveyed to Buyer on the later of the Closing Date and the date that is two days following the Research Facility Consents having been obtained. If the Research Facility Consents remain part of the Transferred Assets, then Seller will execute and deliver such additional documents, instruments, conveyances as may be reasonably required to convey the Research Facility Assets to Buyer.

7.2. Board Recommendation. The Board may withdraw, amend, modify, or materially qualify, in any manner, the Board Recommendation if the Board concludes in good faith (after receiving the advice of its outside counsel) that failure to take any such action may reasonably result in a violation of its fiduciary duties under applicable Law.

7.3. Milestone Event; Etc. Buyer will use its reasonable best efforts to achieve the Milestone. From and after the Closing, Buyer will be responsible for and satisfy all liabilities arising out of the prosecution, registration, ownership, operation, maintenance, development, commercialization, manufacture, sale, lease or use of any of the Transferred Assets, and all necessary registration,

maintenance, renewal and other relevant filing fees that are required to maintain the Assigned Intellectual Property in full force and effect.

7.4. Confidential Information. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.4 shall nonetheless continue in full force and effect. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Transferred Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or any of its Affiliates; or (b) is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

7.5. Public Announcements. The Parties to this Agreement shall be permitted to make any public announcements in respect of this Agreement or the Transactions as required by applicable Law or stock exchange requirements (based on the reasonable advice of counsel). Furthermore, a Party may issue a press release related to the Transactions and communicate with news media after obtaining prior consent from the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

7.6. Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing Seller shall cooperate with and assist Buyer in securing Buyer's rights in the Assigned Patents in all applicable countries.

8. Conditions to Closing.

8.1. Conditions to Obligations of Both Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: This Agreement will have been duly adopted by the Requisite Vote.

8.2. Conditions to Buyer's Obligations. Buyer's obligations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Seller's ability to consummate the Transactions.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Agreements and such other documents and deliveries set forth in Section 4.2(c).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the "Seller Closing Certificate").

8.3. Conditions to Seller's Obligations. Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article VI shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the Transactions.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Closing Date Consideration, duly executed counterparts to the Ancillary Agreements, and such other documents and deliveries set forth in Section 4.2(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the "Buyer Closing Certificate").

9. Indemnification.

9.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival period set forth in this Section 9.1 is a contractual statute of limitations and any claim brought by any Party pursuant to this Article IX must be brought or filed prior to the expiration of the survival period.

9.2. Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and the other Party's Affiliates and their respective officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding arising out of or resulting from the party's breach of any representation, warranty, covenant or obligation under this Agreement (each an "Action"). The Party making a claim under this

Article IX is referred to as the "Indemnified Party", and the Party against whom such claims are asserted under this Article IX is referred to as the "Indemnifying Party".

9.3. Indemnification Procedure. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Action and cooperate with the Indemnifying Party. The Indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall not settle any Action in a manner that adversely affects the rights of any Indemnified Party without the Indemnified Party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party's failure to perform any obligations under this Section 9.3 shall not relieve the Indemnifying Party of its obligation under this Section 9.3 except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

9.4. Limitations.

(a) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(b) Except in the case of actual and intentional fraud (as defined under UK law), the Losses that may be recovered by an Indemnified Party under Section 9.2 shall not exceed an amount equal to $1,500,000.

(c) If a Person that would otherwise be entitled to indemnification under Section 9.2 has the right to, but does not elect to, terminate this Agreement because of a matter that results in the failure of a condition to Closing under Article VIII, then such Person shall be deemed to have irrevocably waived its right to indemnification under Section 9.2 with respect to the matter.

9.5. Payments. All indemnification payments made hereunder shall be treated by all Parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.

9.6. Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.6 shall limit any party's right to seek and obtain any equitable relief to which such party shall be entitled pursuant to Section 11.9 or to seek any remedy on account of any actual or intentional fraud (as defined under UK law) by any Party hereto. Notwithstanding the foregoing and anything herein to the contrary, this Article IX shall not limit in any way Seller's rights and remedies under the Security Agreement.

10. Termination.

10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if: (i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure cannot be cured by Seller by the Outside Date; (ii) any of the conditions set forth in Section 8.1 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or (iii) any of the conditions set forth in Section 8.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if: (i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Date; or (ii) any of the conditions set forth in Section 8.1 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or (iii) any of the conditions set forth in Section 8.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that: (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an Order restraining or enjoining the Transactions contemplated by this Agreement.

10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article X and Section 7.4 and Article XI hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

11. Miscellaneous.

11.1. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Seller:

Ingenius Biotech S.L.
Av. Maria Zambrano 31. Edf. WTCZ Tº
Oeste, Pltª 15, 50018, Zaragoza. España
Email: marketing@ingeniusbiotech.com
Atetention:Miguel Angel Perez Lopez, Administrator

If to Buyer:

ST Biosciences LTD.
14 Wall Street, 20th Floor
New York, New York 10005
Email: jfrankovich@stbiosciences.com
Attention: Jason Frankovich, Chairman

11.2.

11.2.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

11.3. Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.5. Entire Agreement. This Agreement, together with all Schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.6. Assignment. Neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without the other Party's consent, which consent will not be unreasonably withheld, conditioned or delayed; provided that either Party may assign or transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance under this Agreement, to any Affiliate

or to a purchaser of the business unit to which this Agreement relates. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

11.7. Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.8. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.9. Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the United Kingdom, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of UK.

(b) Any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United Kingdom, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

11.10. Equitable Relief. Each Party acknowledges that a breach by the other Party of Section 7.4 may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

11.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Ingenius Biotech s.l.

DocuSigned by:

By: ______________________
AB0A21DD1B0B34CE...

Name: Ruben Monleon Sancho
Title: CEO

St Biosciences LTD.

DocuSigned by:

By: ______________________
7B10BC00FD9F41C...

Name: Jason Frankovich
Title: Chairman

SCHEDULE 2.1

ASSIGNED PATENTS

1. Mioxal
Application Date:
Estimated Patent Expiration Date:

Country	**Serial Number**
WIPO	PCT WO2018/069557 A1
Spain	P 201631322
European Patent Convention	EP17860080.5
Registred Brand	3.611.859

Status:
Inventors:
Assignee:
Summary:

EXHIBIT A

PATENT ASSIGNMENT

This Patent Assignment ("**Assignment**"), is effective as of 10, September, 2021 ("**Effective Date**"), and is entered into among **Ingenius Biotech S.L.**, a Spain corporation, ("**Seller**"), and **St Biosciences LTD.**, a UK corporation, ("**Buyer**").

WHEREAS, Seller is the owner of the patents and patent applications described on Schedule 1 hereto ("**Patents**"); and

WHEREAS, pursuant to the terms of that certain Purchase Agreement by and among Seller and Buyer, effective on September 10, 2021 ("**Agreement**"), Seller has agreed to assign to Buyer all right, title, and interest in and to the Patents; and to execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of the Agreement and give effect to the transactions contemplated by the Agreement. Capitalized terms used herein and not otherwise defined herein will have the respective meanings assigned to such terms in the Agreement.

NOW THEREFORE, for the consideration set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Effective Date, Seller hereby sells, transfers, conveys, and assigns to Buyer, and its successors and assigns, free and clear of all Encumbrances, Seller's entire right, title, and interest in and to the Patents, including all reissues, divisionals, reexaminations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries first disclosed in the Patents therefor, together with all priority rights provided by the International Convention and all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights with respect to the Patents, including causes of action and other enforcement rights for (a) damages, (b) injunctive relief, and (c) any other remedies of any kind, for past, current, and future infringement of any the Patents, including royalties and other payments.

Seller hereby authorizes the respective officials of the patent office or governmental agency in each applicable jurisdiction to issue any and all patents, certificates of invention, or other similar governmental grants or issuances that may be granted for any of the Patents in the name of Buyer, as the assignee.

Seller hereby agrees to reasonably cooperate with Buyer, its successors and assigns, in proceedings or transactions involving the Patents, including the giving of statements and producing of evidence reasonably necessary or desirable to secure allowance of the Patents, and to perform any and all other acts reasonably necessary or desirable to vest in Buyer the entire right, title, and interest in and to the Patents such that the Patents will be held and enjoyed by Buyer, its successors and assigns, as fully and entirely as if the Patents would have been held and enjoyed by Seller had the assignment to Buyer not been made.

This Assignment is made and will be governed by the laws of New York, excluding its choice of law principles. The parties hereto hereby consent to the exclusive jurisdiction and venue of a competent court sitting in New York, for the adjudication of all matters arising from the subject matter of this Agreement.

This Assignment will inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns. This Assignment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed

copy of this Assignment delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be executed and delivered by its duly authorized representative as of the Effective Date.

SELLER:
Ingenius Biotech S.L.

DocuSigned by:

By: ______________________
AB6A24D70B654CE...

Name: Ruben Monleon Sancho
Title: CEO

BUYER:
St Biosciences LTD.

DocuSigned by:

By: ______________________
7B10BC00FD9F41C...

Name: Jason Frankovich
Title: Chairman

Schedule 1

Patents

EXHIBIT B

SECURITY AGREEMENT

(See Attached)